Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-162713) and related prospectus of Williams Partners L.P., and in the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P. of our report dated May 12, 2010, with respect to the consolidated financial statements of Williams Partners L.P. included in this Current Report (Form 8-K) of Williams Partners L.P. dated May 12, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
May 12, 2010